Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts

Media Contacts

Andrew Cook / Linda Ventresca	Laura Accettella
AXIS Capital Holdings Limited	Kekst and Company
info@axiscapital.com	(212) 521-4859
(441) 297-9513

AXIS CAPITAL ANNOUNCES 2005 FIRST QUARTER NET INCOME OF $151.8 MILLION

Pembroke, Bermuda, May 2, 2005 – AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today reported net income for the quarter ended March 31, 2005 of $151.8 million, or $0.95 per diluted share, compared with $166.8 million, or $1.00 per diluted share, for the quarter ended March 31, 2004.

Net income excluding net realized gains and losses on investments, net of tax, for the first quarter of 2005 was $152.7 million, or $0.95 per diluted share, compared with $157.6 million, or $0.94 per diluted share, for the quarter ended March 31, 2004.  This same item excluding foreign exchange losses, net of tax, for the first quarter of 2005 was $175.7 million, or $1.10 per diluted share, compared with $158.8 million, or $0.95 per diluted share, for the quarter ended March 31, 2004.  Financial results for the first quarter benefited from increased underwriting profit and investment income.

Net income excluding net realized gains and losses on investments, net of tax, and net income excluding net realized gains and losses on investments and foreign exchange losses, net of tax, are non-GAAP financial measures. Reconciliations of these measures to net income are presented at the end of this release.

AXIS Capital Holdings Limited  106 Pitts Bay Road  Pembroke, Bermuda  HM08

Tel. 441.296.2600  Fax 441.296.3140

www.axiscapital.com

Operating highlights for the first quarter of 2005 are as follows:

•                  Gross premiums written increased by 14.8% to $1.2 billion and net premiums written increased by 18.1% to $1.1 billion;

•                  Combined ratio of 78.3%, which includes good current accident year results, catastrophe losses from windstorm Erwin in Northern Europe, representing 4.9 percentage points, and favorable reserve development of 10.7 percentage points;

•                  Total pre-tax investment income, including net realized losses, increased by 24.2% to $51.4 million due to higher investment yields and strong cash flow from operations;

•                  Cash flows from operations were $445.3 million for the quarter, up 21.8% from the first quarter of 2004;

•                  Annualized return on average shareholders’ equity of 19.6% achieved during the quarter;

•                  Significant capital management activity in the form of a $350 million repurchase of common shares from certain initial investors, representing 9.4% of our year-end total capital; and

•                  Total shareholders’ equity of $3.0 billion and total capitalization of $3.5 billion as of March 31, 2005.

Commenting on the first quarter 2005 results, John Charman, Chief Executive Officer and President of AXIS Capital, stated:  “We continue to purposefully build a strong global specialty insurance and reinsurance business while at the same time creating healthy shareholder returns.  We expect that the numerous fundamental issues facing the market will not deflect us from reaching that goal.  Profitability, diversity of products and location, efficiency of operations, expertise — these are the foundations of AXIS.”

Operating Results

As of January 2005, we are reporting two underwriting segments, insurance and reinsurance, and a corporate segment following the previously announced strategic reorganization of our operations into AXIS Insurance and AXIS Re. The insurance segment is further divided into global insurance and U.S. insurance.

Our total gross premiums increased 14.8% from the first quarter of 2004 and were derived 35.8% from our insurance segment and 64.2% from our reinsurance segment compared to 43.0% and 57.0%, respectively, for the first quarter of 2004.  This increase was largely attributable to growth in our reinsurance segment following greater market penetration in Continental Europe during the key first quarter renewal period. Our combined ratio increased to 78.3% in the quarter from 72.5% in the first quarter of 2004 primarily due to business mix and catastrophic activity in the quarter that was higher than in the first quarter of 2004.

Insurance Segment

Our insurance segment reported gross premiums in the quarter of $429.2 million, down 4.3% from the first quarter of 2004, and net premiums of $294.7 million, down 6.0% from the first quarter of 2004.  This segment experienced a decline in gross premiums written in the face of an increasingly competitive marketplace in many lines, resulting in shifts amongst classes of business written within our worldwide insurance portfolio.  Global insurance experienced a decline in gross premiums of 16.0%, primarily driven by our political risk and our terrorism and war risk lines of business where the business is characterized by unpredictable renewal patterns or coverage is provided for non-recurring events.  U.S. insurance experienced moderate gross premium growth of 19.3% primarily due to the continuing build-out of our U.S. underwriting platform, greater market penetration in the liability line of business and growth in specialty areas within the property line of business, which is largely attributable to growth in the inland marine builders risk business.

Our insurance segment reported a combined ratio of 63.1% for the quarter compared to 72.4% in the first quarter of 2004.  The insurance segment experienced favorable prior period reserve development from short-tail lines of $62.1 million in the first quarter compared to $33.8 million in the first quarter of 2004.

Reinsurance Segment

Our reinsurance segment reported gross premiums in the quarter of $769.5 million, up 29.2% from the first quarter of 2004, and net premiums of $767.4 million, up 31.0% from the first quarter of 2004.  Growth in this segment was primarily driven by increased market penetration in Continental Europe, particularly in the property, motor and catastrophe lines of business.

Our reinsurance segment reported a combined ratio of 90.8% compared to 68.0% in the first quarter of 2004.  Catastrophe losses from windstorm Erwin accounted for 10.1 percentage points of the combined ratio in 2005 and were meaningfully higher than catastrophe losses in the first quarter of 2004, which was characterized by minimal catastrophic activity.  Our reinsurance segment experienced favorable prior period reserve development from short-tail lines of business of $4.6 million in the quarter compared to $14.7 million in the first quarter of 2004, which also related to short-tail lines.

Interest Expense

Interest expense for the quarter was $8.1 million compared to an immaterial amount for the first quarter of 2004.  Interest expense consists of interest due on outstanding debt, the amortization of debt offering expenses and offering discounts and fees relating to our credit facility. Our outstanding debt relates to $500.0 million of senior unsecured debt issued on November 15, 2004.

Investments

Total pre-tax investment income, which included $52.8 million in net investment income and $1.4 million in realized losses, was up 24.2% to $51.4 million in the quarter from $41.4 million in the first quarter of 2004.  The increase primarily reflected the positive impact of higher average yields on fixed income securities.

Capitalization / Shareholders’ Equity

Total capitalization at March 31, 2005 was $3.5 billion, including $499.0 million of long-term debt, compared to $3.7 billion, including $499.0 million of long-term debt, at December 31, 2004.  Shareholders’ equity attributable to common shareholders was $3.0 billion compared to $3.2 billion at December 31, 2004.  This decrease was primarily attributable to capital management initiatives undertaken during the quarter.  In February 2005, we repurchased 12,783,094 shares of common stock from certain of our initial investors at an average price of $27.38 per share for a total of $350 million.

Book value per common share at March 31, 2005 was $21.14 compared to $21.20 per common share at December 31, 2004.  Diluted book value per share at March 31, 2005 was $19.69 compared to $19.85 per share at December 31, 2004.  The 0.8% decrease in diluted book value was primarily the result of the $350 million share repurchase during the quarter.  Diluted book value per share is a non-GAAP financial measure.  A reconciliation of this measure to shareholders’ equity is presented at the end of this release.

Insurance Industry Investigation

As previously disclosed, our U.S. holding company has received subpoenas from the Office of the Attorney General of the State of New York seeking information regarding incentive commission agreements, fictitious and inflated quotes and related matters and conditioning direct insurance on the placement of reinsurance.  In addition, our U.S. insurance companies have received subpoenas and requests for information from various state insurance regulators regarding these same matters.  These inquiries are part of industry-wide investigations in these jurisdictions and we understand that officials from other jurisdictions in which we do business have also initiated investigations into similar matters.  Accordingly, we may in the future receive additional subpoenas and requests for information.  We are cooperating fully with the Attorney General of the State of New York and the other state regulators in their investigations and intend to cooperate fully with any future investigations.

In connection with these inquiries, we have conducted an internal investigation, led by outside counsel, to determine whether we have engaged in any of the improper business practices that are the focus of the inquiries.  Our internal investigation is nearing completion and has uncovered no evidence indicating that we engaged in bid rigging, fictitious or inflated quotes or related matters or conditioning direct insurance on the placement of reinsurance.  Consistent with long-standing and wide-spread industry practice, we have in the past entered into incentive commission arrangements with brokers; however, we have not entered into any of these arrangements with respect to 2005.

We are aware that two purported shareholders class action lawsuits have been filed against us and some of our executive officers relating to the practices being investigated by the Attorney

General of the State of New York and other state regulators.  On April 13, 2005, these lawsuits were consolidated into one lawsuit.  As we have previously stated, we believe that the lawsuit is completely without merit and intend to vigorously defend against it.

We will host a conference call on Tuesday May 3, 2005 at 8:30 AM (Eastern) to discuss the first quarter financial results and related matters. This presentation will be available through an audio webcast accessible through the Investor Information section of our website at www.axiscapital.com.

In addition, a financial supplement relating to our financial results for the quarter ended March 31, 2005 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at March 31, 2005 of $3.0 billion and locations in Bermuda, the United States, Europe and Singapore.  Its operating subsidiaries have been assigned a rating of “A” (“Excellent”) by A.M. Best and a rating of “A” (“Strong”) by Standard & Poor’s.  AXIS Capital has been assigned a senior unsecured debt rating of Baa1 (stable) by Moody’s Investors Service and BBB+ (stable) by Standard & Poor’s.  For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS CAPITAL HOLDINGS LIMITED

UNAUDITED CONSOLIDATED BALANCE SHEETS

As at March 31, 2005 and December 31, 2004

(Expressed in thousands of U.S. dollars, except share and per share amounts)

	March 31, 2005	December 31, 2004
Assets
Cash and cash equivalents	$746,065	$632,329
Investments at fair market value	5,088,487	5,128,345
(Amortized cost 2005: $5,144,671; 2004: $5,114,997)
Other investments	329,514	271,344
Accrued interest receivable	41,361	47,487
Securities lending collateral	963,411	865,311
Insurance and reinsurance premium balances receivable	1,309,636	914,562
Deferred acquisition costs	277,469	211,082
Prepaid reinsurance premiums	272,313	271,187
Reinsurance recoverable	641,103	596,299
Intangible assets	30,847	31,734
Other assets	90,294	68,605
Total Assets	$9,790,500	$9,038,285

Liabilities
Reserve for losses and loss expenses	$2,719,247	$2,404,560
Unearned premiums	2,082,377	1,644,771
Insurance and reinsurance balances payable	287,094	247,940
Accounts payable and accrued expenses	94,859	89,804
Securities lending payable	960,581	864,354
Net payable for investments purchased	185,355	49,854
Debt	498,965	498,938
Total Liabilities	6,828,478	5,800,221

Shareholders’ Equity
Share capital
(Authorized 800,000,000 common shares, par value $0.0125; issued and outstanding 2005: 140,139,501; 2004: 152,764,917)	1,752	1,910
Additional paid-in capital	1,673,409	2,017,144
Accumulated other comprehensive (loss) income	(49,394)	12,915
Retained earnings	1,336,255	1,206,095
Total Shareholders’ Equity	2,962,022	3,238,064

Total Liabilities & Shareholders’ Equity	$9,790,500	$9,038,285

AXIS CAPITAL HOLDINGS LIMITED

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

For the quarters ended March 31, 2005 and 2004

(Expressed in thousands of U.S. dollars, except share and per share amounts)

	Quarters ended March 31,
	2005	2004
		(see Note 1)
Revenues
Gross premiums written	$1,198,699	$1,044,123
Premiums ceded	(136,628)	(144,933)
Change in unearned premiums	(436,481)	(427,942)
Net premiums earned	625,590	471,248

Net investment income	52,758	31,259
Net realized (losses) gains	(1,393)	10,097
Other insurance related (loss) income	(68)	288
Total revenues	676,887	512,892

Expenses
Net losses and loss expenses	344,290	242,600
Acquisition costs	91,301	56,963
General and administrative expenses	54,302	41,850
Foreign exchange	23,418	1,145
Interest expense	8,078	38
Total expenses	521,389	342,596

Income before income taxes	155,498	170,296
Income tax expense	(3,699)	(3,510)
Net Income	$151,799	$166,786

Weighted average common shares and common share equivalents - basic	146,635,717	152,480,904
Weighted average common shares and common share equivalents - diluted	160,429,657	167,252,826
Net income per share - basic	$1.04	$1.09
Net income per share - diluted	$0.95	$1.00

Insurance Ratios
Loss ratio	55.0%	51.5%
Expense ratio	23.3%	21.0%
Combined ratio	78.3%	72.5%

Note 1: Interest expense has been reclassifed from general administrative expenses for 2004 to conform to current year classifications. Interest expense consists of interest due on outstanding debt, the amortization of debt offering expenses and offering discounts and fees relating to our credit facility.

AXIS CAPITAL HOLDINGS LIMITED

UNAUDITED CONSOLIDATED SEGMENTAL DATA

Quarter ended March 31, 2005

	Global Insurance	U.S. Insurance	Total Insurance	Reinsurance	Corporate	Total

Revenues:
Gross premiums written	$252,323	$176,926	$429,249	$769,450	$—	$1,198,699
Net premiums written	203,430	91,232	294,662	767,409	—	1,062,071
Net premiums earned	216,858	106,501	323,359	302,231	—	625,590
Other insurance related (loss) income	(238)	20	(218)	150	—	(68)
Expenses:
Net losses and loss expenses	(65,895)	(71,718)	(137,613)	(206,677)	—	(344,290)
Acquisition costs	(33,082)	(3,044)	(36,126)	(55,175)	—	(91,301)
General and administrative expenses	(9,852)	(20,311)	(30,163)	(12,301)	—	(42,464)
Underwriting income (a)	107,791	11,448	119,239	28,228	—	147,467

Corporate expenses					(11,838)	(11,838)
Net investment income					52,758	52,758
Realized losses on investments					(1,393)	(1,393)
Foreign exchange losses					(23,418)	(23,418)
Interest expense					(8,078)	(8,078)
Income before income taxes						$155,498

Net loss and loss expense ratio	30.4%	67.3%	42.6%	68.4%		55.0%
Acquisition cost ratio	15.3%	2.9%	11.2%	18.3%		14.6%

General and administrative expense ratio	4.5%	19.1%	9.3%	4.1%	1.9%	8.7%

Combined ratio	50.2%	89.3%	63.1%	90.8%	1.9%	78.3%

(a)  The Company utilizes underwriting income as a measure of underwriting profitability as it evaluates profitability solely on underwriting related revenues and costs. Items not considered to be part of underwriting include corporate expenses, investment income, realized losses and gains on the sale of investments, foreign exchange and interest expense. These items are evaluated separately from our underwriting results. Underwriting income takes into account net premiums earned and other insurance related income as revenue and net losses and loss expenses, acquisition costs and underwriting related general and administrative expenses as expenses. Underwriting income is the difference between the revenue and expense items.

AXIS CAPITAL HOLDINGS LIMITED

UNAUDITED CONSOLIDATED SEGMENTAL DATA

Quarter ended March 31, 2004

	Global Insurance	U.S. Insurance	Total Insurance	Reinsurance	Corporate	Total

Revenues:
Gross premiums written	$300,408	$148,343	$448,751	$595,372	—	$1,044,123
Net premiums written	232,539	80,824	313,363	585,827	—	899,190
Net premiums earned	199,716	73,904	273,620	197,628	—	471,248
Other insurance related income	179	—	179	109	—	288
Expenses:
Net losses and loss expenses	(98,527)	(49,617)	(148,144)	(94,456)	—	(242,600)
Acquisition costs	(26,041)	(173)	(26,214)	(30,749)	—	(56,963)
General and administrative expenses	(8,190)	(15,593)	(23,783)	(9,102)	—	(32,885)
Underwriting income	67,137	8,521	75,658	63,430	—	139,088

Corporate expenses					(8,965)	(8,965)
Net investment income					31,259	31,259
Realized gains on investments					10,097	10,097
Foreign exchange losses					(1,145)	(1,145)
Interest expense					(38)	(38)
Income before income taxes						$170,296

Net loss and loss expense ratio	49.3%	67.1%	54.1%	47.8%		51.5%
Acquisition cost ratio	13.0%	0.2%	9.6%	15.6%		12.1%

General and administrative expense ratio	4.1%	21.1%	8.7%	4.6%	1.9%	8.9%

Combined ratio	66.4%	88.4%	72.4%	68.0%	1.9%	72.5%

(a)  The Company utilizes underwriting income as a measure of underwriting profitability as it evaluates profitability solely on underwriting related revenues and costs. Items not considered to be part of underwriting include corporate expenses, investment income, realized losses and gains on the sale of investments, foreign exchange and interest expense. These items are evaluated separately from our underwriting results. Underwriting income takes into account net premiums earned and other insurance related income as revenue and net losses and loss expenses, acquisition costs and underwriting related general and administrative expenses as expenses. Underwriting income is the difference between the revenue and expense items.

Cautionary Note Regarding Forward-Looking Statements

This release may include forward-looking statements within the meaning of the U.S. federal securities laws.   These statements involve risks, uncertainties and assumptions.  Actual events or results may differ materially from our expectations.  Important factors that could cause actual events or results to be materially different from our expectations include (1) our limited operating history, (2) the occurrence of natural and man-made disasters, (3) actual claims exceeding our loss reserves, (4), failure of any of the loss limitation methods we employ, (5) effects of emerging claims and coverage issues, (6) the failure of our cedants to adequately evaluate risks, (7) the loss of one or more key executives (8) a decline in our ratings with rating agencies, (9) loss of business provided to us by our major brokers, (10) changes in governmental regulations, (11) increased competition and (12) general economic conditions. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

In addition to the GAAP financial measures included within this release, we have presented “net income excluding net realized gains and losses on investments, net of tax”, “net income excluding net realized gains and losses on investments and foreign exchange, net of tax” and “diluted book value per share,” which are non-GAAP financial measures. We have included the first and second measures as we believe that security analysts, rating agencies and investors believe that realized gains and losses and foreign exchange, where an actively managed foreign exchange program is not in place, are largely opportunistic and are a function of economic and interest rate conditions. As a result, we believe that they evaluate earnings before realized gains and losses and foreign exchange, adjusted for tax, to make performance comparisons with our industry peers. We have included the third measure because it takes into account the effect of dilutive securities and, therefore, we believe that this is a better measure of calculating shareholder returns than book value per share.

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION

NET INCOME EXCLUDING REALIZED GAINS AND LOSSES ON INVESTMENTS, NET OF TAX

For the quarters ended March 31, 2005 and 2004

(Expressed in thousands of U.S. dollars, except per share amounts)

	Quarters ended March 31,
	2005	2004

Net income	$151,799	$166,786

Adjustment for net realized losses (gains) on investments	1,393	(10,097)
Adjustment for associated tax impact of net realized (losses) gains on investments	(457)	953

Net income excluding realized (losses) gains on investments, net of tax	$152,735	$157,642

Net income per share - diluted	$0.95	$1.00

Adjustment for net realized (losses) gains on investments	0.00	(0.06)
Adjustment for associated tax impact of net realized (losses) gains on investments	0.00	0.00
Net income excluding realized gains on investments, net of tax per diluted share	$0.95	$0.94

Weighted average common shares and common share equivalents - diluted	160,429,657	167,252,826

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION

NET INCOME EXCLUDING REALIZED GAINS AND LOSSES ON INVESTMENTS AND

FOREIGN EXCHANGE GAINS AND LOSSES, NET OF TAX

For the quarters ended March 31, 2005 and 2004

(Expressed in thousands of U.S. dollars, except per share amounts)

	Quarters ended March 31,
	2005	2004

Net income	$151,799	$166,786

Adjustment for net realized losses (gains) on investments	1,393	(10,097)
Adjustment for foreign exchange losses	23,418	1,145
Adjustment for associated tax impact	(913)	944

Net income excluding realized (losses) gains on investments and foreign exchange, net of tax	$175,697	$158,778

Net income per share - diluted	$0.95	$1.00

Adjustment for net realized (losses) gains on investments	0.01	(0.06)
Adjustment for foreign exchange losses	0.15	0.01
Adjustment for associated tax impact	(0.01)	0.00
Net income excluding realized gains on investments and foreign exchange, net of tax, per diluted share	$1.10	$0.95

Weighted average common shares and common share equivalents - diluted	160,429,657	167,252,826

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION

DILUTED BOOK VALUE PER SHARE

As at March 31, 2005 and December 31, 2004

(Expressed in thousands of U.S. dollars, except share and per share amounts)

	March 31, 2005	December 31, 2004

Shareholders’ equity	$2,962,022	$3,238,064

Shares outstanding	140,139,501	152,764,917

Book value per share	$21.14	$21.20

Diluted book value on an “as if converted basis”

Shareholders’ equity	$2,962,022	$3,238,064
add in:
proceeds on exercise of options	127,326	94,724
proceeds on exercise of warrants	244,812	244,812

Adjusted shareholders’ equity	3,334,160	3,577,600

As if converted diluted shares outstanding
Shares outstanding	140,139,501	152,764,917
add in:
vesting of restricted stock	2,752,318	2,182,700
exercise of options	6,849,014	5,694,181
exercise of warrants	19,625,789	19,619,152
Diluted shares outstanding	169,366,622	180,260,950

Diluted book value per share	$19.69	$19.85